Elizabeth Peyton (b. 1965)



Closely-cropped portrait paintings represent 3 of Peyton's top 5 auction records. The Painting's placement within the context of historic portraiture earned it a spot in a 2019 exhibition at the National Portrait Gallery in London.

INVESTMENT THESIS

Initial Offering Price
$558,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works
17.2%

Sharpe Ratio (2002-2022)	watch video
Elizabeth Peyton	Not enough data
All Art	0.55
S&P 500	0.56

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MEMBERS ONLY

Elizabeth Peyton
(b. 1965)

Why we like this offering

1. Elizabeth Peyton's style blends the classicism of the Romantic era with a contemporary twist, which makes her one of the most unique and visionary artists of her generation.
2. The Artist has been the subject of solo exhibitions at various prestigious institutions including: the Gallery Met at the Metropolitan Opera in New York (2016), the Hara Museum of Contemporary Art in Tokyo (2017), the French Academy at Villa Medici in Rome (2017), and the National Portrait Gallery in London (2019) where the Painting was on display.
3. The Artwork is a prime example of Elizabeth Peyton's series of historic portraits that are based on classic portrait paintings in her own style. It is Elizabeth Peyton's contemporary interpretation of the Italian Renaissance artist Giorgione's late fifteenth century "Portrait of a Young Man", also known as the "Giustiniani Portrait".
4. The Artwork is a three-quarters view portrait of a young man. Unlike the original Giorgione painting, which relays the naturalistic likeness of a young man from the chest up, Peyton crops her study so only his face and neck are visible.
5. The Artwork was exhibited at the National Portrait Gallery in London, as part of a hallmark show, Elizabeth Peyton: Aire and Angels, which exhibited from October 2019 to January 2020.
6. Similar close-cropped portrait paintings have proved to be highly desirable at auction, with auction records led by "Julie (Julie Mehretu)" (2015), which sold for $942,093 at Christie's, London in June 2018, and "Kurt Cobain" (1995), which sold for $769,000 at Christie's in May 2008,

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$48,269,296	24	$2,000,000

Average Prices


452.7K
339.5K
226.4K
113.2K
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Turnover by Year


48.3M
36.2M
24.1M
12.1M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
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Initial Offering Price	**$558,000**
Offering Circular	sec.gov/edgar

Painting







About Elizabeth Peyton

Elizabeth Joy Peyton (born 1965) is an American contemporary artist working primarily in painting, drawing, and printmaking. Best known for figures from her own life and those beyond it, including close friends, historical personae, and icons of contemporary culture, Peyton's portraits have regularly featured artists, writers, musicians, and actors. — Wikipedia

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INVEST NOW

ELIZABETH PEYTON

b. 1965, UNITED STATES



Oil on board | 12 × 9 in. (30 × 23 cm.)

Elizabeth Peyton is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances

$558,000
INITIAL OFFERING

17.2%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

16.8%
ANNUAL APPRECIATION OF RECORD PRICES[3]

8.2%
MEDIAN APPRECIATION OF REPEAT SALES[4]

The Artwork is a prime example of Elizabeth Peyton's series of historic portraits that are based on classic portrait paintings in her own style. She creates paintings of existing paintings she admired to learn from them. She describes the process in an article for Frieze Magazine, writing: "Sometimes making a painting after another picture is freeing; the composition is already made, so other things are allowed to happen. In an almost hypnotic way, I'm trying to let some harder-to-reach things inside of me come out." The Artwork is Elizabeth Peyton's contemporary interpretation of the Italian Renaissance artist Giorgione's late fifteenth century "Portrait of a Young Man", also known as the "Giustiniani Portrait". The Artwork is a three-quarters view portrait of a young man. Unlike the original Giorgione painting, which relays the naturalistic likeness of a young man from the chest up, Elizabeth Peyton crops her study so only his face and neck are visible. She uses short, angled brushstrokes to create a detailed yet loose composition of the young man's face and intentionally leaves his long hair and the background incomplete. Similar close-cropped portrait paintings have proved to be highly desirable at auction, with auction records led by "Julie (Julie Mehretu)" (2015), which sold for $942,093 at Christie's London on June 30, 2021, and "Craig" (1997), which sold for $614,500 at Christie's New York on November 15, 2012.

Elizabeth Peyton's captivating approach to portraiture is often credited with inspiring a new wave of contemporary figurative painting. The artist has been the subject of solo exhibitions at vari-ous prestigious institutions, including the Aldrich Contemporary Art Museum in Ridgefield, Connecti-cut (2008), the Irish Museum of Modern Art in Dublin (2009), the Mildred Lane Kemper Art Museum in St. Louis (2011), the Opelvillen in Rüsselsheim, Germany (2011); the Staatliche Kunsthalle Baden-Baden in Germany (2013), the Gallery Met at the Metropolitan Opera in New York (2016), the Hara Museum of Contemporary Art in Tokyo (2017), the French Academy at Villa Medici in Rome (2017), the National Portrait Gallery in London (2019), and the UCCA Center for Contemporary Art in Beijing (2020). Her work can also be found in the permanent collections of the the Museum of Modern Art in New York, Tate Modern in London, the Museum of Contemporary Art in Los Angeles, and the Centre Pompidou in Paris, among many others. In recent years, Peyton's work has become increasingly popular with collectors, and her paintings have sold for seven-figure prices at auction. As of June 28, 2023, Peyton's top auction records are led by "Nick with His Eyes Shut" (2003), which sold for $2,470,000 at Sotheby's New York on November 16, 2022, "David Bowie" (2012), which sold for $2,077,000 at Sotheby's New York on May 12, 2021, and "Laim + Noel in the 70's" (1997), which sold for $2,070,000 at Christie's New York on November 9, 2021.

AS OF JULY 18, 2023, PEYTON'S TOP AUCTION RECORDS ARE LED BY "NICK WITH HIS EYES SHUT" (2003), WHICH SOLD FOR $2,470,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, "DAVID BOWIE" (2012), WHICH SOLD FOR $2,077,000 AT SOTHEBY'S NEW YORK ON MAY 12, 2021, AND "LAIM + NOEL IN THE 70'S" (1997), WHICH SOLD FOR $2,070,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.6M
$1.2M
$0.8M
$0.4M
2001
2002
2004
2006
2007
2009
2011
2012
2014
2016
2017
2019
2021
2023

Elizabeth Peyton (b. 1965, Danbury, Connecticut) is a world-renowned contemporary American artist recognized for her emotional portraits of famous figures and personal acquaintances. In 1987, Peyton graduated from the School of Visual Arts in New York with an early interest in portraiture. That same year, she held her first solo exhibition at Althea Viafora Gallery in New York. Her early exhibition history also featured numerous less conventional spaces like hotel rooms, bars, and restaurant bathrooms. In 1993, a solo exhibition with Gavin Brown's Enterprise at Hotel Chelsea in Room 828 brought her into critical contemporary art discourse and led to an exhibition at Gavin Brown's Enterprise's main gallery two years later. In 2008, the New Museum in New York organized the mid-career retrospective, Live Forever: Elizabeth Peyton, which proceeded to travel to the Walker Art Center in Minneapolis, the Whitechapel Gallery in London, and the Bonnefanten Museum in Maastricht, the Netherlands. Her intentional use of line and color in small to medium scale portrait paintings capture the unique emotional landscapes of her subjects, which range from historic figures to rock stars to cultural icons to close friends. As of June 28, 2023, Peyton continues to live and work in New York.





ELIZABETH PEYTON



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Elizabeth Peyton with the following criteria: single figure portraits measuring under 20 inches by 20 inches where only the head, neck or partial shoulder is visible. Portraits in profile view as well as images of David Bowie were excluded from the set. Where the price with buyer's premium was not listed, a rate of 10% was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.2% CAGR implied from selected sales occurring from October 23, 2001 to June 30, 2021.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Elizabeth Peyton have a record price compound annual growth rate ("CAGR") of 16.8% from May 17, 2000, to December 31, 2022. This calculation is based on (i) a record price of $60,000 on May 17, 2000, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $ $2,016,667, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Elizabeth Peyton is 8.2%, which is based on 8 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Elizabeth Peyton was November 14, 2002, and ending on the last date a repeat sale occurred for such artist, which in the case of Elizabeth Peyton was November 16, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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